Innovate Oncology Inc 19th Floor, 712 Fifth Avenue, New York, NY, 10019-4108

Robison, Hill & Co.
1366 East Murray- Holladay Road,
Salt Lake City Utah 84117-5050

Wednesday, March 23 2005

Dear Sir,

Please find enclosed a copy of the 8-K we intend to file regarding our change of auditors. If you are in disagreement with any detail therein please advise us.

Yours faithfully,

Nigel Rulewski
Chief Executive Officer